TherapeuticsMD, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Announces Third Quarter 2019 Financial Results

- 3Q19 Net Revenue (Product and License) Increased to $23.7 Million -

- 3Q19 Product Net Revenue Increased 34% to $8.2 Million Compared to 2Q19-

- The Company Reaffirms 4Q19 Financial Guidance -

- Conference Call Scheduled for 4:30 p.m. ET Today -

BOCA RATON, Fla. – November 6, 2019 – TherapeuticsMD, Inc. (NASDAQ: TXMD), an innovative, leading women’s healthcare company, today reported financial results for the third quarter ended September 30, 2019 and provided a business update.

“We are very pleased with our results for the quarter, which are in-line with our financial guidance, and reaffirm our fourth quarter 2019 financial guidance,” said Robert G. Finizio, Chief Executive Officer of TherapeuticsMD. “This reiterates our confidence that we will be able to access an additional $50 million in capital from our term loan facility when fourth quarter 2019 results are announced. Additionally, we recently completed an equity raise that netted the company approximately $77 million and improved our liquidity. We believe we now have the resources and momentum to continue to fully execute our plans into 2020 and beyond.”

Third Quarter and Recent Developments

•	IMVEXXY® (estradiol vaginal inserts) third quarter 2019 product net revenue increased by 53% to approximately $4.8 million and prescriptions dispensed and paid for by patients increased 26% to approximately 134,000 as compared to the second quarter of 2019. Strong refill rates continued with patients adhering to therapy at an average rate of four fills per year through September 2019.
•	IMVEXXY has market access for the majority of lives under commercial plans with approximately 68% unrestricted commercial access. IMVEXXY is now covered by eight of the ten top commercial payers of vulvar and vaginal atrophy (VVA) products. A ninth top-ten commercial payer will adjudicate beginning in January 2020. Two of the top six Medicare Part D payers of VVA products cover IMVEXXY and additional Medicare coverage decisions are expected by the end of 2019.
•	BIJUVA® (estradiol and progesterone) capsules third quarter 2019 product net revenue and prescriptions increased two-fold to approximately $0.5 million and approximately 15,800 prescriptions dispensed and paid for by patients during the third quarter as compared to the second quarter of 2019.
•	BIJUVA currently has approximately 55% unrestricted commercial access and is covered by six of the top ten commercial payers.
•	ANNOVERA™ (segesterone acetate and ethinyl estradiol vaginal system) generated third quarter product net revenue of approximately $0.4 million. The company is in the “test and learn” market introduction phase of launch for ANNOVERA, the first and only long-lasting, patient-controlled, procedure-free, reversible prescription contraceptive option for women.
•	ANNOVERA has already achieved approximately 62% unrestricted commercial access and is covered by six of the top ten commercial payers by commercial payer lives.
•	On October 29, 2019, the company received net proceeds of approximately $77.0 million from an underwritten public offering of its common stock to support commercialization efforts for its three FDA-approved products and to maximize ANNOVERA’s consumer-focused commercialization strategy.

Summary of Third Quarter 2019 Financial Results

Total net revenue increased to approximately $23.7 million, for the third quarter of 2019 compared with net revenue of approximately $3.5 million for the prior year’s quarter. During the third quarter of 2019, the company recognized license revenue of approximately $15.5 million from the upfront fee, a non-refundable payment, under the company’s license agreement with Theramex, which is included in total revenue for the quarter.

Product net revenue increased to approximately $8.2 million, for the three months ended September 30, 2019 compared with approximately $3.5 million for the three months ended September 30, 2018. Product net revenue increased primarily due to increases in sales of approximately $4.5 million of IMVEXXY in the current period, partially offset by a decrease in prenatal vitamin sales of approximately $0.7 million. Product net revenue for the three months ended September 2019 also included sales of BIJUVA of approximately $0.5 million and sales of ANNOVERA of approximately $0.4 million. The revenue decrease related to our prenatal vitamins was primarily affected by a lower number of units sold as compared to the prior year period, partially offset by increased revenue per unit. The company launched IMVEXXY in the third quarter of 2018, BIJUVA in the second quarter of 2019, and ANNOVERA in the third quarter of 2019.

The following table provides information about disaggregated revenue by product mix for the three months ended September 30, 2019 and 2018:

	Three Months Ended September 30,
	2019	2018
Prenatal vitamins	$2,550,330	$3,261,459
IMVEXXY	4,772,354	212,076
BIJUVA	490,705	—
ANNOVERA	399,952	—
License revenue	15,506,400	—
Net revenue	$23,719,741	$3,473,535

Net revenue for IMVEXXY and BIJUVA has been greatly affected by the company’s co-pay assistance programs introduced to provide products at a reasonable cost regardless of insurance coverage. We expect our product revenues to improve as commercial and Medicare payer coverage increases, and plans complete the process needed to adjudicate IMVEXXY, BIJUVA and ANNOVERA prescriptions at pharmacies.

Research and development (R&D) expenses for the third quarter of 2019 decreased to approximately $4.1 million, compared with approximately $6.7 million for the prior year’s quarter. R&D costs decreased primarily as a result of transferring certain costs and activities from R&D expenses to operations as they begin to support commercial and launch efforts after the FDA approval of IMVEXXY and BIJUVA. R&D expenses include costs related to manufacturing validation as well as early development trials and employment costs of personnel involved in R&D activities.

Sales, general and administrative (SG&A) expenses increased for the third quarter of 2019 to approximately $45.1 million, compared with approximately $30.4 million for the prior year’s quarter. The increase of SG&A expenses for third quarter 2019 was primarily a result of increased expenses associated with sales and marketing efforts and personnel costs to support the launch and commercialization of IMVEXXY, BIJUVA, and ANNOVERA including outsourced sales personnel and their related expenses, physician education, advertising, and travel expenses related to product commercialization. The company expects sales and marketing expenses to continue to increase as it continues the launch of BIJUVA and ANNOVERA and continues to support its growing business and commercialization of its products.

For the third quarter of 2019, net loss decreased to approximately $32.0 million, or $0.13 per basic and diluted share, compared with approximately $35.6 million, or $0.16 per basic and diluted share, for the third quarter of 2018.

Balance Sheet

As of September 30, 2019, the company’s cash on hand totaled approximately $155.3 million, compared with approximately $161.6 million at December 31, 2018. On October 29, 2019, the company received net proceeds of approximately $77.0 million from an underwritten public offering of its common stock.

Total outstanding debt, net of issuance costs, was approximately $194.4 million as of September 30, 2019.

Financial Guidance

The company reaffirms its previously announced fourth quarter 2019 financial guidance outlined below:

•	FDA-approved product net revenue is expected to be in a range of $11 million to $13 million;
•	Prescription prenatal vitamin net revenue is expected to be in a range of $1.75 million to $2.25 million; and
•	Total product net revenue is expected to be in a range of $12.75 million to $15.25 million.

Conference Call and Webcast Details

TherapeuticsMD will host a conference call and audio webcast today at 4:30 p.m. ET to discuss these financial results and provide a business update.

Date:	Wednesday, November 6, 2019
Time:	4:30 p.m. ET
Telephone Access (US):	866-665-9531
Telephone Access (International):	724-987-6977
Access Code for All Callers:	7045719

A live webcast and audio archive for the event may be accessed on the home page or from the “Investors & Media” section of the TherapeuticsMD website at www.therapeuticsmd.com. Please connect to the website prior to the start of the presentation to ensure adequate time for any software downloads that may be necessary to listen to the webcast. A replay of the webcast will be archived on the website for at least 30 days. In addition, a digital recording of the conference call will be available for replay beginning two hours after the call's completion and for at least 30 days with the dial-in 855-859-2056 or international 404-537-3406 and Conference ID: 7045719.

Please see the Full Prescribing Information, including indication and Boxed WARNING, for each TherapeuticsMD product as follows:

•	IMVEXXY (estradiol vaginal inserts) at https://imvexxy.com/pi.pdf
•	BIJUVA (estradiol and progesterone) capsules at https://www.bijuva.com/pi.pdf
•	ANNOVERA (segesterone acetate and ethinyl estradiol vaginal system) at www.annovera.com/pi.pdf

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc. is an innovative, leading healthcare company, focused on developing and commercializing novel products exclusively for women. Our products are designed to address the unique changes and challenges women experience through the various stages of their lives with a therapeutic focus in family planning, reproductive health, and menopause management. The company is committed to advancing the health of women and championing awareness of their healthcare issues. To learn more about TherapeuticsMD, please visit www.therapeuticsmd.com or follow us on Twitter: @TherapeuticsMD and on Facebook: TherapeuticsMD.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize IMVEXXY®, ANNOVERA™, BIJUVA® and its hormone therapy drug candidates and obtain additional financing necessary therefor; whether the company will be able to comply with the covenants and conditions under its term loan facility, including the conditions to draw additional tranches thereunder; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the company’s current or future approved products or preclude the approval of the company’s future drug candidates; the length, cost and uncertain results of future clinical trials; the company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the ability of the company’s licensees to commercialize and distribute the company’s products; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at its website: www.therapeuticsmd.com/pressreleases.aspx.

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Investor Contact

Nichol Ochsner

Vice President, Investor Relations

561-961-1900, ext. 2088

Nochsner@TherapeuticsMD.com

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2019	December 31, 2018
	(Unaudited)

ASSETS
Current Assets:
Cash	$155,330,050	$161,613,077
Accounts receivable, net of allowance for doubtful accounts of $691,699 and $596,602, respectively	15,323,614	11,063,821
Inventory	10,532,844	3,267,670
Other current assets	10,578,260	10,834,693
Total current assets	191,764,768	186,779,261

Fixed assets, net	2,338,346	472,683

Other Assets:
License rights, net	39,984,002	20,000,000
Intangible assets, net	4,942,151	4,092,679
Right-of-use asset	10,459,635	—
Other assets	473,009	639,301
Total other assets	55,858,797	24,731,980
Total assets	$249,961,911	$211,983,924

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$24,133,506	$22,743,841
Other current liabilities	43,196,032	18,334,948
Total current liabilities	67,329,538	41,078,789

Long-Term Liabilities:
Long-term debt	194,361,169	73,381,014
Operating lease liability	9,500,133	—
Total liabilities	271,190,840	114,459,803

Commitments and Contingencies

Stockholders' Equity:
Preferred stock - par value $0.001; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock - par value $0.001; 350,000,000 shares authorized: 241,277,076 and 240,462,439 issued and outstanding, respectively	241,277	240,463
Additional paid-in capital	624,515,559	616,559,938
Accumulated deficit	(645,985,765)	(519,276,280)
Total stockholders' (deficit) equity	(21,228,929)	97,524,121
Total liabilities and stockholders' equity	$249,961,911	$211,983,924

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Product revenue, net	$8,213,341	$3,473,535	$18,238,857	$11,009,937
License revenue	15,506,400	—	15,506,400	—
Total revenue, net	23,719,741	3,473,535	33,745,257	11,009,937

Cost of goods sold	1,444,308	699,118	3,455,995	1,786,902

Gross profit	22,275,433	2,774,417	30,289,262	9,223,035

Operating expenses:
Sales, general, and administrative	45,126,986	30,354,072	121,378,519	80,578,079
Research and development	4,077,738	6,708,271	15,359,988	20,545,948
Depreciation and amortization	141,959	73,321	363,956	198,545
Total operating expenses	49,346,683	37,135,664	137,102,463	101,322,572

Operating loss	(27,071,250)	(34,361,247)	(106,813,201)	(92,099,537)

Other expense
Loss on extinguishment of debt	—	—	(10,057,632)	—
Miscellaneous income	703,662	809,022	1,878,980	1,457,817
Interest expense	(5,599,005)	(2,053,077)	(11,717,632)	(2,584,459)
Total other expense	(4,895,343)	(1,244,055)	(19,896,284)	(1,126,642)

Loss before income taxes	(31,966,593)	(35,605,302)	(126,709,485)	(93,226,179)

Provision for income taxes	—	—	—	—

Net loss	$(31,966,593)	$(35,605,302)	$(126,709,485)	$(93,226,179)

Loss per share, basic and diluted:

Net loss per share, basic and diluted	$(0.13)	$(0.16)	$(0.53)	$(0.42)

Weighted average number of common shares outstanding, basic and diluted	241,261,299	228,107,240	241,163,994	220,466,673

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(126,709,485)	$(93,226,179)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	223,750	121,423
Amortization of intangible assets	140,206	77,123
Write off of patent and trademark cost	78,864	—
Non-cash operating lease expense	711,836	—
Provision for doubtful accounts	95,097	231,475
Loss on extinguishment of debt	10,057,632	—
Share-based compensation	7,859,357	6,388,635
Amortization of intellectual property license fee	15,998	—
Amortization of deferred financing fees	582,829	149,909
Changes in operating assets and liabilities:
Accounts receivable	(4,354,890)	(8,705,325)
Inventory	(7,265,174)	(892,863)
Other current assets	(1,128,515)	1,233,482
Accounts payable	1,389,665	7,284,493
Accrued expenses and other liabilities	3,402,511	8,670,986

Net cash used in operating activities	(114,900,319)	(78,666,841)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment for intellectual property license	—	(20,000,000)
Patent costs	(1,068,542)	(748,906)
Purchase of fixed assets	(2,089,413)	(66,295)
Payment of security deposit	(20,420)	(11,485)

Net cash used in investing activities	(3,178,375)	(20,826,686)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Financing Agreement	200,000,000	—
Proceeds from exercise of options and warrants	108,656	1,236,313
Proceeds from sale of common stock, net of costs	—	89,907,797
Proceeds from Credit Agreement	—	75,000,000
Payment of deferred financing fees	(6,652,270)	(3,786,918)
Repayment of Credit Agreement	(81,660,719)	—

Net cash provided by financing activities	111,795,667	162,357,192

(Decrease) increase in cash	(6,283,027)	62,863,665
Cash, beginning of period	161,613,077	127,135,628
Cash, end of period	$155,330,050	$189,999,293

Supplemental disclosure of cash flow information

Interest paid	$12,446,792	$1,759,316

Non-cash investing activity
Amount accrued for intellectual property license	$20,000,000	$—